                              SPELLING ENTERTAINMENT GROUP INC.
                   EXHIBIT 11 - COMPUTATION OF NET INCOME PER COMMON SHARE
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Three Months Ended           Six Months Ended
                                                                 June 30,                    June 30,
                                                          ----------------------      ----------------------
                                                            1998          1997          1998          1997
                                                          --------      --------      --------      --------
Net income                                                $     51      $  3,037      $  1,665      $  3,765
                                                          ========      ========      ========      ========
Shares:
    Basic shares - weighted average of common shares
       outstanding                                          92,415        90,730        92,078        90,725
    Additional shares assuming conversion of stock
       options and warrants                                  1,141            --         1,177            --
                                                          --------      --------      --------      --------
    Diluted shares                                          93,556        90,730        93,255        90,725
                                                          ========      ========      ========      ========
Net income per common share:
    Basic                                                 $   0.00      $   0.03      $   0.02      $   0.04
    Diluted                                               $   0.00      $   0.03      $   0.02      $   0.04